Exhibit 99.1
NEWS RELEASE
Contact: Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z
Newton, Kansas 67114
(316) 283-6500

PARK AEROSPACE CORP. ANNOUNCES ELECTION OF MARK ESQUIVEL

AS

PRESIDENT AND CHIEF OPERATING OFFICER

Newton, Kansas, Monday, November 2, 2020……Park Aerospace Corp. (NYSE-PKE) announced the election of Mark Esquivel as President and Chief Operating Officer of the Company. Mr. Esquivel will continue to report to Brian Shore, the Company’s Chairman and CEO.

Mark Esquivel has served as Executive Vice President and Chief Operating Officer of the Company since May 2019. Mark served as Senior Vice President and COO of the Company from December 2018 to May 2019, Senior Vice President-Aerospace of the Company from October 2017 to December 2018, Vice President-Aerospace of the Company from April 2015 to October 2017 and Vice President of Aerospace Composite Parts of the Company from 2012 to 2015. Mark served as President of Park Aerospace Technologies Corp. (a Company subsidiary which was merged into the Company in July 2019) from 2010 to 2012. Mark served Vice President and General Manager of Neltec, Inc from 2008 to 2010, Manufacturing Manager of Neltec, Inc. from 2004 to 2008 and Materials Manager of Neltec, Inc. from 2001 to 2004. (Neltec Inc. is a former subsidiary of the Company’s which was purchased by AGC Inc. as part of its purchase of Park’s Electronics Business in December 2018.) Mark went to work at Neltec in 1994 as a Metal Stamper in the Finishing Department when he was 21 years old, and he worked his way up from there. Mark put himself through college at night while working at Neltec, and received a Bachelor of Science Degree in Applied Management from Grand Canyon University in Phoenix, Arizona. Mark has been with the Company for 26 years.

Brian Shore, Park’s Chairman and CEO, said, “Like Cory Nickel, who was recently promoted to Vice President and General Manager of the Company, Mark started on the factory floor and worked his way up from there the hard way. Mark has seen successes and failures to be overcome along the way, and he has the scars and bruises to show for it. Mark does not quit. He has paid his dues. Mark is a Park person through and through. Congratulations Mark. You earned it.”

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (undergoing qualification) and lightning strike materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporation information is available on the Company’s web site at www.parkaerospace.com.

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